NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169                                                                                                                                                                                                                                                                                                                                                                                                                                       For Immediate Release

Everest Re Group Announces Contract Termination and
Comments on 2004 Guidance

        ST. MICHAEL, Barbados – June 21, 2004 — Everest Re Group, Ltd. (NYSE: RE) reported, as a follow-up to its press release of June 16, 2004, that it has now received notice of termination with respect to its contract with American All Risk Insurance Services, Inc. (AARIS), an insurance agency that produces the majority of Everest Re Group’s California workers’ compensation business. As required under the terms of the contract, AARIS will continue to produce business exclusively for the Company for 120 days, through October 15, 2004. The business produced under this relationship will continue in force until each policy’s next expiration date or cancellation.

        The Company had been aware that AARIS had been considering other insurer affiliations and developed contingency plans for writing California workers’ compensation business. The Company intends to implement these plans, as appropriate, to remain an active participant in this market.

        The Company noted that the AARIS relationship accounted for approximately 12% of its full year gross written premiums in 2003 and that this percentage was expected to decline as the Company has been confronted with additional competition and market rate decreases in 2004.

        The Company is maintaining its guidance for the range of 2004 estimated operating income1 of $10.00 — $11.00 per diluted share, absent any unusual loss or market activity. However, due to continued strong performance of its underlying operations, including investments, the Company expects that it may revise this guidance upward in conjunction with the release of its second quarter earnings.

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. In particular, our forecasts of future earnings are forward looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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1 The company generally uses operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses). Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.